Exhibit 5.1

November 3, 2011

Del Monte Corporation

One Maritime Plaza

San Francisco, California 94111

Ladies and Gentlemen:

We have acted as counsel to Del Monte Corporation, a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of up to $1,300,000,000 in aggregate principal amount of 7.625% Senior Notes due 2019 of the Company (the “Exchange Notes”), pursuant to the registration statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on November 3, 2011 (such registration statement, as amended, is herein referred to as the “Registration Statement”). As described in the Registration Statement, the Exchange Notes will be exchanged for the Company’s outstanding unregistered 7.625% Senior Notes due 2019 (the “Existing Notes”). The Company will issue the Exchange Notes pursuant to the Indenture, dated February 16, 2011, between the Company (as successor in interest to Del Monte Foods Company (“DMFC”), which was successor in interest to Blue Merger Sub Inc.) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by (i) the First Supplemental Indenture, dated March 8, 2011, among DMFC, the Company and the Trustee, (ii) the Second Supplemental Indenture, dated April 26, 2011, among DMFC, the Company and the Trustee and (iii) the Third Supplemental Indenture, dated June 22, 2011, between the Company and the Trustee (collectively, the “Indenture”).

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that when (i) the Registration Statement has become effective under the Act, (ii) the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, (iii) the Exchange Notes have been duly executed and authenticated in accordance with the Indenture, and (iv) the Exchange Notes have been duly issued and delivered by the Company in exchange for the Existing Notes, all in accordance with the exchange offer contemplated by the Registration Statement, the Exchange Notes will constitute the valid and binding obligations of the Company, enforceable against the Company in

Del Monte Corporation

November 3, 2011

accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We are members of the bar of the State of New York. We do not express any opinion herein on any laws other than the law of the State of New York, and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Covington & Burling LLP